EXHIBIT 23.1




             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT


The Board of Directors
SkyTerra Communications, Inc.


We consent to the incorporation by reference in the registration statement on Form S-3 to register 3,010,000 shares of common stock of SkyTerra Communications, Inc. our reports dated March 31, 2005, with respect to the consolidated balance sheets of SkyTerra Communications, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which reports appear in the December 31, 2004, annual report on Form 10-K of SkyTerra Communications, Inc. incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.


/s/ KPMG LLP

New York, New York
April 26, 2005